Summer Infant, Inc. Updates 2011 Performance

Comments on 2012 Outlook

WOONSOCKET, RI -- (Marketwire - January 10, 2012) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR) today provided an update on its fiscal year 2011 performance. Based on preliminary, unaudited information, net revenues for fiscal year 2011 are now expected to be approximately $238 million and diluted earnings per share is expected to be in the range of $0.42 to $0.44, excluding certain items detailed in the first three quarters of the year as well as expected fourth quarter expenses including severance for former employees.

The projected fourth quarter shortfall was primarily a result of lower than expected consumer purchases of our products, including our new PRODIGY™ Car Seat and Travel System, reduced inventory levels at our retail customers, and delays in shipment of new products, including our PEEK™ Internet-Based monitor system. The Company expects to re-launch the PRODIGY™ System in Q3 of fiscal 2012 with new fashion and an innovative stroller platform. The PEEK™ Monitor System is expected to ship in Q2 of fiscal 2012 with beta testing completed and final engineering and manufacturing plans in place.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, stated: "Our fourth quarter results, although disappointing, reflect a difficult consumer and retail environment which we believe has been accounted for in our fiscal 2012 forecast. That said, we believe consumer spending in our categories will bounce back to forecast levels in the first quarter of fiscal 2012. Additionally, in regards to PRODIGY™ and PEEK™ products, the Company remains focused on correcting issues surrounding the launch of these two new innovative product lines. All Company product teams remain focused on bringing new and exciting products to market in fiscal 2012 and 2013 and believe these initiatives will provide a foundation for future growth and increased revenue opportunities."

The Company reiterated it expects to deliver double digit percentage sales growth and 15-20% diluted earnings per share growth for each of the next several years. In 2012, the Company is projecting to exceed its long-term targeted diluted EPS growth rate.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding items, and car seats.

Forward-Looking Statement Safe Harbor

Certain statements in this release that are not historical fact are "forward-looking statements" that are made pursuant to the Safe Harbor Provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These statements are made based on management's expectations and beliefs concerning future events impacting the company, and include, for example, statements we make regarding our preliminary results for 2011, expected improvement in consumer spending, expected benefits from improvements in our products and forecasted growth for 2012. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements, including such factors include as our ability to predict and meet consumer preferences; the concentration of the Company's business with retail customers; the Company's ability to develop and introduce new and improved products that meet consumer demand; dependence on key personnel; the Company's reliance on foreign suppliers; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922
or
Brendon Frey
ICR
(203) 682-8200
brendon.frey@icrinc.com